Exhibit 99.1

Community Bank System, Inc. (NYSE:CBU)
Q3 2016 Results / Merchants Acquisition Conference Call Transcript
The following is a transcript of an investor call that took place on October 25, 2016. This transcript was prepared by a third party and has not been independently verified by Community Bank System, Inc., and may contain errors.

Important Information for Investors and Shareholders
This communication (including the documents referred to herein) does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Community Bank System, Inc. ("Community Bank System") will file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 containing a proxy statement of Merchants Bancshares, Inc. ("Merchants") and a prospectus of Community Bank System, and Community Bank System will file other documents with respect to the proposed merger.  A definitive proxy statement/prospectus will be mailed to shareholders of Merchants.  Investors and security holders of Merchants are urged to read the proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information.  Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by Community Bank System through the website maintained by the SEC at http://www.sec.gov.  You will also be able to obtain these documents, when available, free of charge from Merchants at http://www.mbvt.com/ under the heading "Investor Relations" and then "SEC Filings" or from Community Bank System by accessing its website at www.communitybankna.com under the heading of "Investor Relations" and then "SEC Filings & Annual Report."  Copies of the proxy statement/prospectus can also be obtained, free of charge and when available, by directing a request to Merchants Bancshares, Inc., P.O. Box 1009, Burlington, Vermont 05402, Attention: Investor Relations, Telephone: (800) 322-5222 or to Community Bank System, Inc., 5790 Widewaters Parkway, DeWitt, New York 13214, Attention: Investor Relations, Telephone: (315) 445-2282.

Merchants and Community Bank System and certain of their respective directors and executive officers may be deemed to participate in the solicitation of proxies from the shareholders of Merchants in connection with the proposed merger.  Information about the directors and executive officers of Merchants and their ownership of Merchants common stock is set forth in the proxy statement for its 2016 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 15, 2016.  Information about the directors and executive officers of Community Bank System and their ownership of Community Bank System common stock is set forth in the proxy statement for its 2016 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 1, 2016.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available.  Free copies of this document when available may be obtained as described in the preceding paragraph.

Cautionary Notice Regarding Forward-Looking Statements
This communication (including the documents referred to herein) contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is intended to be protected by the safe harbor provided by the same.  Forward-looking statements can be identified by the use of the words "will," "anticipate," "expect," "intend," "estimate," "target," and words of similar import.  Forward-looking statements are not historical facts but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control.   The following factors, among others listed in Community Bank System's and Merchants' Form 10-K filings, could cause the actual results of the parties' operations to differ materially from the parties' expectations: failure to obtain the approval of the shareholders of Merchants in connection with the merger;  the timing to consummate the proposed merger;  the risk that a condition to closing of the proposed merger may not be satisfied; the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated; the parties' ability to achieve the synergies and value creation contemplated by the proposed merger; the parties' ability to successfully integrate operations in the proposed merger; the effect of the announcement of the proposed merger on the ability of Merchants to maintain relationships with its key partners, customers and employees, and on its operating results and business generally; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  Community Bank System does not assume any duty to update forward-looking statements.

Q3 2016 Results Earnings Conference Call
October 25, 2016 11:00 AM ET
Executives
Mark Tryniski - President and Chief Executive Officer
Scott Kingsley – Executive Vice President and Chief Financial Officer
Operator
Good day and welcome to the Community Bank System Third Quarter 2016 Earnings Conference Call.  Please note this presentation contains forward-looking statements within the provisions of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the industry, markets and economic environment, in which the Company operates.

Such statements involve risks and uncertainties that could cause actual results to differ materially from the results discussed in these statements.  These risks are detailed in the Company's Annual Report and Form 10-K filed with the Securities and Exchange Commission.  Today's call presenters are Mark Tryniski, President and Chief Executive Officer; and Scott Kingsley, Executive Vice President and Chief Financial Officer.  Gentlemen, you may begin.
Mark Tryniski - President and Chief Executive Officer
Thank you, Vicky.  Good morning, everyone.  And thank you all for joining our call this morning.  I wanted to apologize for the last minute change in the timing.  I know this is a busy week for all of you.  We've also been busy and are excited to comment on the quarter, but more importantly on our announced merger with Merchants Bancshares.  So, Scott and I will make a few comments on the quarter and we'll then discuss the Merchants transaction.
The third quarter was strong and consistent with our expectations, and as a reminder, includes the Oneida acquisition that was closed in December and so was not part of the 2015 quarter.  We had solid loan and deposit growth with the exception of commercial, which was off in the quarter due to nearly $30 million of unexpected pay-offs, most of which was three larger credits.  We continued to manage downward pressure on the margin and an increased state tax rate that cost us almost $0.02 a quarter, but the business is strong and growing and heading into Q4, we're hopeful to deliver another record year of operating earnings. Scott …
Scott Kingsley – Executive Vice President and Chief Financial Officer
Thank you, Mark; and good morning everyone.  As Mark mentioned, the third quarter of 2016 was a very solid operating quarter for us, and again as a reminder, included the activities of the Oneida Financial transaction that we completed last December.  Third quarter operating EPS was $0.59 per share, which excludes $1 million of non-recurring insurance related gains in the quarter, bringing year-to-date operating results to $1.73 per share consistent with the first nine months of 2015.
I'll first cover some updated balance sheet items.  Average earning assets of $7.68 billion for the third quarter were up 7.9% from the third quarter of 2015, and $30 million higher than the second quarter of this year.  Ending loans increased $36 million in the third quarter or 0.7% on a linked quarter basis, as solid organic growth in consumer mortgages and consumer installment products were partially offset by a $30 million net decline in commercial balances, the result of an unusually large level of unscheduled payoffs.
Quarter end investment securities were down $54 million from the end of June, a result of very modest cash flow reinvestments in the third quarter, in the current rate environment.  Period ending deposits were up $120 million in the third quarter of 2016 or 1.7%.  The first nine months of 2016 was a continuation of the favorable overall asset quality results that is part of our credit DNA.  Third quarter net charge-offs of 12 basis points of average loans were generally consistent with the level and reported in both the first half of this year and the third quarter of last year.
Non-performing loans comprised of both legacy and acquired loans ended the third quarter at $23.3 million or 0.47% of total loans slightly improved from the ratio reported at the end of June, an 11 basis points improvement from September 2015.  Our September 30, 2016 reserves for loan losses represent 1.02% of our legacy loans and 0.95% of total loans outstanding.  Based on the most recent trailing four-quarter results, our reserves still represent over six years of annualized net charge-offs.

As of September 30th, our investment portfolio stood at $2.87 billion and was comprised of $235 million of U.S. Agency and Agency-backed mortgage obligations or 8% of the total, $623 million of municipal bonds or 22%, and $1.98 billion of U.S. Treasury's or 68% of the total.  The remaining 2% was in corporate debt securities.
The portfolio contained an unrealized gain of $140 million as of quarter-end.  Our capital levels in the third quarter of 2016 continue to be very strong.  The Tier 1 leverage ratio reached 10.35% at quarter-end and tangible equity to net tangible assets ended September at 9.66%.  Tangible book value per share was $18.06 per share at third quarter end and included $42.5 million of deferred tax liabilities generated from tax deductible goodwill or $0.96 per share.
Shifting now to the income statement, our reported net interest margin for the third quarter was 3.67%, which was down 6 basis points from the second quarter and 2 basis points higher than the third quarter of 2015.  Consistent with historical results, the second and fourth quarters each year include our semi-annual dividend from the Federal Reserve Bank of approximately $600,000 which added 4 basis points of net interest margin to second quarter results, compared to the linked third and first quarters.  Third quarter results included approximately $500,000 or 3 basis points of margin improvement of early termination fees related to the previously mentioned $32 million of unscheduled commercial pay-offs.
Proactive and disciplined management of funding costs continue to have a positive effect on margin results as total deposit costs in the quarter were 10 basis points.  Third quarter non-interest income was up $1.2 million linked quarter and included the previously mentioned $1 million of non-recurring insurance related gains as well as our annual dividend from certain pooled retail insurance programs of approximately $600,000.
Quarterly revenues from our benefits administration, wealth management, and insurance businesses of $22.2 million were consistent with the second quarter.  Third quarter operating expenses of $66.2 million were also consistent with the linked second quarter, despite one additional day of payroll.  We have also continued to invest in improving our infrastructure and systems around the requirements of DFAST, as we embrace the impending $10 billion asset size threshold.
Our effective tax rate in the third quarter of 2016 was 32.8% versus 30.0% in last year's third quarter.  Certain legislative changes to state tax rates and structures over the past two years resulted in the majority of the resultant higher rates, including those related to our overall asset size being above $8 billion on a consolidated basis.  This higher effective rate was and will continue to be a 2-plus-cent per share quarterly headwind compared to the quarterly results of 2015.
Looking forward, we continue to expect a Federal Reserve Bank semiannual dividend in the fourth quarter of this year.  Our third quarter 2016 net charge-off results were again favorable, and although we don't see signs of asset quality headwinds on the horizon, it would be difficult to expect improvements to current asset quality results.

Our reported net interest margin has remained in a fairly narrow band from 3.65% to 3.73% over the past five quarters, a range we expect to operate in for at least the next couple of quarters.  Tax rate management will continue to be subject to successful reinvestment of our cash flows into high quality municipal securities, which has been a challenge at times during this period of sustained low rates.  In addition, as we previously mentioned near the end of 2015 and then have actually experienced in the first nine months of this year, our larger consolidated asset size eliminated certain tax planning opportunities, resulting in the 2.2 percentage-point increase in our full year expected tax rate in 2016.
We believe we remain very well-positioned from both the capital and operational perspective for the balance of 2016 and into 2017, as we look forward to the incremental opportunities of the recently announced Merchants Bancshares transaction.
I'll now turn it back over to Mark for some additional comments.
Mark Tryniski - President and Chief Executive Officer
Thank you, Scott.  Over the course of the past year or longer, we've commented at length on our earnings call and with our investors on two important strategic themes.  One was deploying our growing excess capital levels in a disciplined fashion for the benefits of our shareholders, which I would define as growing our earnings and growing our dividend; and secondly preparing internally for the events related to crossing the $10 billion threshold and doing so in a matter that did not dilute the earnings and dividend returns to our shareholders.
With that as a backdrop, we were thrilled yesterday to announce the merger with Merchants Bancshares of Vermont.  I will make some comments on our thinking around the transaction and then Scott will review the deal and financial metrics.
So, why Merchants?  First, this opportunity fully achieves the two strategic themes I just mentioned and that we've been discussing in our boardroom and with our investors for some time.  Mainly, it effectively deploys capital and it hurdles the $10 billion threshold in a low risk manner that is accretive to shareholders.
Number two, Merchants is a very high-quality franchise including its board and governance, its leadership, its people, its markets, its performance, and its balance sheet.  This is an exceptionally strong and attractive institution in every respect.  We are judicious with our capital and very judicious with our business partners and believe we have both chosen wisely.
Merchants represents a lower risk partner.  Of the potential transactions we've evaluated with respect to the $10 billion threshold, nearly all were either non-contiguous, larger, or lesser quality franchises.  Merchants operates in similar markets to our model, which is smaller, non-metropolitan markets with high share.  They have a number three market share in the state behind two, much larger institutions, a dynamic where we have always enjoyed a competitive advantage.  Their loan book is one of the strongest of any bank in the country.  Their cumulative credit losses over the past 10 years including through the credit crisis is 27 basis points.  That's not an average, that's in total; that's low risk.  And it's funded by an attractive low cost core deposit base, very similar to ours.

Next, Merchants has tremendous leadership.  They're well-governed and well-led.  We're very pleased Geoffrey Hesslink, Merchants current President and Chief Executive Officer will be remaining with the company and appointed our New England Regional President.  Geoffrey is a tremendous leader and more important to us, he is a tremendous person.  We're also pleased that two directors from Merchants will be joining the Community Bank System Board of Directors to support our ongoing efforts in these new markets and to provide representation to our significant new shareholders.   An important but frequently ignored element of success in business combinations is culture.  The culture of Merchants and Community are identical.  We both value humility, work ethic, respect for others and a commitment to excellence and achievement.
Lastly, we view this merger as a foundation for continued growth and opportunity for both Merchants and Community.  Merchants has grown nicely over the past several years at 6% or so a year and we believe there are significant opportunities for that to continue or expand in many areas including consumer credit products and in particular wealth management services, which we believe are generally under-represented across the state.  We also like the opportunity to further explore the Springfield, Massachusetts market, which is at present small and low-risk investment in larger markets, so we like the dynamics and potential opportunities there as well.
In summary, this is a combination of two very-high quality franchises, which achieves significant strategic objectives and will deliver tremendous value for both sets of shareholders. Scott …
Scott Kingsley – Executive Vice President and Chief Financial Officer
Thanks, Mark.  Although I'm certain most people on the call have the short investor presentation, which was attached to the transaction announcement released yesterday, I'll hit on a few of the financial highlights and assumptions.
Merchants' shareholders will have the right to receive 0.963 shares of CBU stock for each share of Merchants they own or $40 in cash subject to an overall proration of 70% stock and 30% cash.  Assuming that split, the deal value as of the market close last Friday was just over $44 per share or an aggregate value of just under $304 million.  That outcome correlates to 17.5 times Merchants 2017 consensus earnings estimate and 12.6 times with full achievement of projected  cost saves.
Subject to approval, we expect the transaction to close in the second quarter of 2017.  After a very thorough review, we expect to achieve cost saves of 22.7% of Merchants' non-interest operating expense base by the end of 2017.  We have estimated core deposit intangibles of $20 million will be created and expect to amortize those over eight years on an accelerated basis, consistent with our historical practices.
Our $0.10 per share projected GAAP accretion in 2018 includes a half year of Durbin impact, which we've estimated will be $10.5 million to the combined organization on a full year basis.  Consolidated and bank capital ratios will remain comfortably above well-capitalized regulatory requirements and will continue to provide us with ample flexibility for future organic and acquired growth opportunities.

I'll now turn it back over to Vicky to open the line for questions.
Operator
Thank you.  And if you would like to ask a question please press the star key followed by the digit 1 on your touch tone telephone, and also make sure that your mute function is turned off to allow your signal to reach our equipment.  Again that is star 1 if you would to ask a question.
And we will take the first question today from Joe Fenech with Hovde Group.  Please go ahead.
Joe Fenech – Hovde Group LLC
Good morning guys.  On a pro forma basis, this deal gives you a bit more of a commercial orientation than you had previously; I think you'll be pushing 40% in terms of the commercial loan representation.  Was that an important consideration for you in crossing $10 billion with CFPB oversight now or is it more coincidental?  And if it's the former, should we expect in your future deals to see you push even more towards that commercial emphasis?
Mark Tryniski - President and Chief Executive Officer
I appreciate the comment, Joe.  I think it's a good comment and an important comment, probably one which I should have commented on in terms of improving our balance sheet.  Clearly, we will be going from about 29%, which is the current component of our commercial book to our total portfolio to about 37%, so a nice improvement there.  That wasn't necessarily part of the particular pursuit of any potential partner to take us over $10 billion, but I think certainly a clear advantage to us in terms of the pro forma outcome of the partnership with Merchants.
Joe Fenech – Hovde Group LLC
Okay.  And geographically, the deal obviously takes you into the new markets.  There are number of ways you guys could have went to expand the franchise being Eastern Ohio, Pennsylvania, maybe down further into the Hudson Valley closer to Metro New York, and you chose New England.  Should we take that to mean that you'll now look to fill in New England footprint or is it still open season in the sense where you'll be able willing to go wherever you see the right opportunity, even if that takes you into maybe another new market?
Mark Tryniski - President and Chief Executive Officer
Yeah, I think if you go back to the commentary we've made in the past, Joe, on that question about M&A expansion, we've said that our preference would be a move in a contiguous fashion. This is clearly very contiguous; it's the adjacent state next to New York.  Our closest branch to their closest branch is somewhere around 5 or 6 miles.  So, it certainly is in a contiguous market. We would have been, as it relates to the threshold transaction, less interested in a transaction which was not contiguous or in market and we did look at a handful of those.  They weren't nearly as attractive a franchise as Merchants for a lot of different reasons, which I just talked about.  So, I think at the present time, we have not had further dialogue or analysis around further expansion into New England.  I think our objectives are to continue to expand in a contiguous fashion generally in any direction where we can partner with high-quality franchises to create earnings accretion and dividend growth for our shareholders.

Joe Fenech – Hovde Group LLC
Okay, thanks.  And last one for me; you'll be $10.5 billion mark pro forma.  So, on the one hand, this is a larger deal for you.  So, I'm sure you want to make sure the integration goes well.  But does that outweigh maybe a desire to scale up a little bit more to get to say $12 billion or so and maybe that sends you back into the M&A arena sooner rather than later?
Mark Tryniski - President and Chief Executive Officer
As we've talked about a lot, Joe, we are not in a hurry to get big; we weren't necessarily, as you know, in a hurry to do the threshold transaction.  We've talked about it a lot, because we wanted our investors to understand that we will be prepared when that time does arrive.  So, we've never pursued growth for the stake of growing.  If we can grow and create earnings growth that's sustainable and dividend growth capacity for our shareholders, that's what we're interested in.  The idea of having some indiscriminate target around how big we want to be or should be is not really how we think about the Company and its future strategically.  What we think around is really again growing in a way where we can partner in a low-risk fashion with high quality partners to create above average returns for our shareholders and do that in a sustainable fashion.
Scott Kingsley – Executive Vice President and Chief Financial Officer
And, Joe, I would even add to Mark's comments that as you know with us, because we have significant non-interest income businesses, we also have the opportunity to evaluate not only bank transactions, but other non-interest income growth opportunities as well.  And those don't necessarily add to the balance sheet in the same framing that a bank transaction might.
Operator
At this time there is one name remaining in the roster, so if there are additional questions press star 1 at this time.
We'll now go to Collyn Gilbert with Keefe Bruyette & Woods.  Please go ahead.
Collyn Gilbert – Keefe, Bruyette & Woods
Scott, if you could -- I think it seems like a few folks, perhaps including myself may be a little surprised that the $10.8 billion threshold will do it in terms of absorption of cost and lost revenues tied to Durbin.  Can you walk through -- you did a little bit on the Durbin side, but can you just walk through some of the math a little bit more specifically on how you're looking at kind of the cost needs you already have in your run rate versus what you're going to incur and why you feel comfortable that you can get it all done at this modestly low asset level?

Scott Kingsley – Executive Vice President and Chief Financial Officer
I'll start with the enterprises that are coming together first, because I do think there is a general perception from an industry standpoint that one has to get larger and maybe that's true in most transactions.  But I think when you're combining two high-quality institutions who both have return on asset characteristics, north of 90 basis points; in our case, 120 basis points, the earnings capacity of the two enterprises your bringing together really trump the asset size.  Now that's not to say that asset size isn't important and as we also believe that over the long term adding to earning assets, when you're essentially a capital controlled-enterprise, it's definitely important. But I think we started off with two very good sets of hands here relative to earnings capacity.  I think from there, Collyn, you acknowledge that we will have a large Durbin charge.  We have a very granular base of high-quality, low-cost core deposits, namely checking accounts.  And our people much like the Merchants people are very used to working with their customers on card utilization as an important attribute of their relationship.
Also, I would probably guess that we'll have one of the largest Durbin impacts of any institution getting close to the threshold.  But to that point, the mix of revenues within the two institutions that are coming together, especially somebody like us with a higher profile of non-interest income and non-interest income growth, I think actually makes up for some of that –quote – perception of the importance larger combined asset size.  I think that's our general thought around that process.  Not every combination that we've even modeled; looks exactly like that, Collyn.  You would have been right that certain institutions with lower earnings capacity today do take – quote – "more assets to get you to the same outcome."
Collyn Gilbert – Keefe, Bruyette & Woods
OK that's helpful. A nd then, just -- and maybe it's more -- so, the Durbin hit, and I know Scott I think you said this in the past, the loss on the fees you anticipate to be what once fully phased in?
Scott Kingsley – Executive Vice President and Chief Financial Officer
Yes.  So, we are modeling $10.5 million on a consolidated basis.  So, essentially $9 million for us and about another $1.5 million for Merchants, because again, high volume of core checking accounts that have card utilization attached to them.  The premise that we're going under from a modeling standpoint is that starts on July 1, 2018.  So, 2018 results absorb a half of year of that impact, 2019 a full year impact but clearly, we expect to be slightly larger institution in 2019 than we are on October 25, 2016.  Your question relative to the costs surrounding the rest of the effort associated with DFAST, as we've said, we're underway; we're in the middle of systems implementations relative to expanding our capabilities to accomplish that.  We are clearly using some outside resources, who are very capable, hopefully to get us to a best practices type of an outcome.
Our plans are to continue forward with an internal dry run per se for 2017 then have another dry run in 2018 that we would actually plan to submit for regulatory review, and then 2019 would be on the clock.  So that's how we're planning relative to complying with that.  Your question around incremental costs, there will be some in 2017 and 2018, no question about it.  We'll keep improving our infrastructure as we get better at the evaluation of the characteristics of completing the task. B ut I don't think it will be so incremental that we won't be able to absorb it in the normal course of our business.

Collyn Gilbert – Keefe, Bruyette & Woods
Okay. That's really helpful.  Okay.  And then, is it safe to assume in this regulatory world that you kind of discuss with your regulators, the prospect of this deal before you guys went ahead and signed an agreement with Merchants?
Mark Tryniski - President and Chief Executive Officer
I will not comment specifically on discussions with our regulators other than we have a very good relationship with our potential regulator and have frequent dialogue of any potential matters of significance.
Collyn Gilbert – Keefe, Bruyette & Woods
Okay, Great.  Thanks.  And then now back to the bank, the quarter.  You guys had a great mortgage banking quarter, what is your outlook there in terms of is it seasonally driven or do you see a change in kind of borrower behavior that would suggest that that line can kind of run at a higher level?
Scott Kingsley – Executive Vice President and Chief Financial Officer
Collyn, we'd love to take credit for great mortgage banking quarter, but we had a good mortgage banking quarter.  That line in our financial presentation includes things like insurance related gains and other income, and as I mentioned, included a one-time non-recurring, insurance related item.  But we did have a good quarter, which is seasonally better in the summer time just given our markets and the closing activity from a home lending standpoint is more active in the summer time.  So, you'd have been correct with that assertion.
Collyn Gilbert – Keefe, Bruyette & Woods
Okay, that's right.  Sorry about that.  And then just finally on the loan growth.  Are you guys seeing any changes in borrower behavior in either your various lending buckets or geographies this quarter?  I know you obviously had those unexpected pay downs, but just sort of how you're seeing demand evolve as we move into next year?
Mark Tryniski - President and Chief Executive Officer
I would say I think overall, it's reasonably good; the run rate on the consumer businesses are a bit better than they are on commercial.  The consumer pipelines are pretty good, so the mortgage pipeline is good; the activity has been reasonably strong.  The auto business has also been very strong, certainly this year and the last handful of years.  There is some discussions that we've hit peak auto.  But that business continues to perform very well and demand has been very strong.  I think more recently, the weakness has been on the commercial side.  I think in terms of customer behavior, I would just suggest that it's become more competitive.  So, there is a greater downward pressure on margins and greater pressure on term and structure.  So, I think it's the nature of the competitive environment, particularly on commercial and also I think most banks are working hard to put assets on the books to overcome the headwinds of downward margin compression.

Collyn Gilbert – Keefe, Bruyette & Woods
Okay, that's helpful.  And to that, point, Mark, is the three that paid down this quarter, anything consistent?  Is it one bank that came in and is just being more aggressive in your market or was it just unusual circumstances for each of those three borrowers?
Mark Tryniski - President and Chief Executive Officer
No, in every situation, I believe they were either projects or businesses that were sold.
Collyn Gilbert – Keefe, Bruyette & Woods
Oh, okay.
Mark Tryniski  - President and Chief Executive Officer
I would tell you in one case though we had a prepayment penalty on an $11 million credit that was around $0.5 million.  So, we did get paid for the assets, but nevertheless it does represent a decline on the balance sheet.
Collyn Gilbert – Keefe, Bruyette & Woods
Got it.  Okay.  All right.  That's really great color.  Thanks, guys.
Operator
As a reminder if you do have a question please press star 1 on your touch tone phone.
And we will now take a question from William Wallace with Raymond James.  Please go ahead.
William Wallace – Raymond James
Thanks.  Good morning.  Maybe as a follow-on to Collyn's questions around loan growth. Historically, you guys have talked about 3% to 4% annual, does the Merchants deal change that at all?
Mark Tryniski - President and Chief Executive Officer
Well, we are hoping.  They I think historically have run at a somewhat higher rate than we have in terms of loan growth, certainly on the commercial side.  So, I think the opportunities I commented on to expand some of the consumer credit options in their market is something that we hope can help accelerate growth.  I would like to think that we can continue the same level of performance in those markets as it relates to commercial.  Potentially even thinking about the idea that as a bigger combined institution we will have a greater credit capacity and may be able to leverage that into the marketplace, not just in Vermont but also into Springfield to our benefit. So, in their markets, if you look at the demographics, higher population growth, better HHI and HHI growth.  So, we would hope that we can continue to grow in those markets and hope to continue to grow in our markets as well.  And we'll think about these opportunities that I commented on to try to accelerate growth in certain lending businesses.

William Wallace – Raymond James
I wanted to ask a follow-up on Durbin.  You said $10.5 million annual impact.  Does that -- is that based off of looking at the current quarters, putting the two together or do you have some assumption that you're going to grow your deposit customer base, between now and then?
Scott Kingsley – Executive Vice President and Chief Financial Officer
Yes.  Wally, we've got some modest growth of deposits in that, and the assumption is you continue to get a little bit better card utilization characteristics each year.  So, yes, it's not radically above the current run rate, but it's some.
William Wallace – Raymond James
And then the last question is a follow-up about the expense associated with preparing to go over $10 billion.  Is there going to be -- you guys were already preparing for this; are you going to have to accelerate any costs whether it's personnel or for systems investments between now and when the deal closes to prepare faster?
Scott Kingsley – Executive Vice President and Chief Financial Officer
I think between now and the time the deal closes, probably not, I would think soon after the deal closes, if there is any risk of accelerating or the need to accelerate, it will be then.  I think our plans relative to how we're going to proceed in 2016 and during the 2017 calendar year from a prep standpoint, will stay pretty much in step.  But again, we're not at what we think is ultimate full staffing for that outcome and we know there will continue to be system enhancement as one goes through data integrity and other characteristics over time.  Again, I think we've introduced those costs on a relative basis currently and I don't think that we think that there will be something that, going forward, sticks out.  So we will take it in the normal course.
William Wallace – Raymond James
Okay.  That's helpful.  Thanks, Scott.  Thanks, Mark. That's all I have.
Operator
And that does conclude our question-and-answer session for today. I'd like to turn it back to Mark Tryniski for any additional or closing remarks.

Mark Tryniski - President and Chief Executive Officer
Thank you, Vicky.  Thanks to everyone for joining this morning.  And thanks to those from Merchants Bancshares who joined as well.  And we will talk to you again in January.  Thank you all.
Operator
Thank you very much. And that does conclude our call for today. I'd like to thank everyone for your participation and have a great day.